Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NATURALNANO, INC.

Pursuant to the provisions of Sections 78.390 and 78.403 of the Nevada Revised Statutes, the undersigned corporation adopts the following Second Amended and Restated Articles of Incorporation as of this 6th day of December 2007:

FIRST: The name of the corporation is NaturalNano, Inc.

SECOND: The Articles of Incorporation of the corporation were filed by the Secretary of State on the 18th day of February 2000 and were restated on the 7th day of May 2007.

THIRD: The Board of Directors of the corporation, at a meeting duly convened and held on the 18th day of September 2007, adopted a Resolution to Amend the Articled of Incorporation as follows:

I.	To amend Article 3 to read in its entirety as follows:

“3. Shares: The number of shares the corporation is authorized to issue is 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Preferred shares may be issued from time to time in one or more series in the discretion of the board of directors. The board has the authority to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.”

II.	To add the following new Article 12:

“12. Consent to Waiver of Terms and Conditions: The terms and conditions of any rights, options and warrants or other securities approved by the Board of Directors may provide that any or all of such terms and conditions may not be waived or amended or may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended or may not be waived or amended absent such consent.”

FOURTH: The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 122,340,740 shares of common stock; the above amendments have been consented to and approved by the written consent of the holder of 69,303,189 shares of common stock, being at least a majority of each class of stock outstanding and entitled to vote thereon.

FIFTH: The Articles of Incorporation, as amended to the date of this certificate, are hereby further restated as follows:

1. Name of Corporation:	NaturalNano, Inc.
2. Resident Agent Name and Street Address:	Not Required
3. Shares:

The number of shares the corporation is authorized to issue is 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Preferred shares may be issued from time to time in one or more series in the discretion of the board of directors. The board has the authority to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

4. Governing Board:	Shall be styled as Directors.
Names, Addresses, Number of Board of Directors/Trustees:	Not Required
5. Purpose:	Any Legal
6. Other Matters:	See Articles 9, 10, 11 and 12
7. Names, Addresses and Signatures of Incorporators:	Not Required
8. Certificate of Acceptance of Appointment of Resident Agent:	Not Required
9. Directors:	The corporation shall be governed by a Board of Directors consisting of no less than three (3) nor more than nine (9) directors. Directors need not be shareholders of the corporation
10. Exemption from Corporate Debt:	The private property of the shareholders of the corporation shall not be subject to the payment of any corporate debt to any extent whatsoever.
11. Indemnification:

As enumerated by the Nevada Code and as the Board of Directors may from time to time provide in the By-Laws or by resolution, the corporation shall indemnify its officers, directors, agents and other persons against personal liability for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the laws of the State of Nevada.

12. Consent to Waiver of Terms and Conditions:

The terms and conditions of any rights, options and warrants or other securities approved by the Board of Directors may provide that any or all of such terms and conditions may not be waived or amended or may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended or may not be waived or amended absent such consent.

The undersigned Kent A. Tapper is the Secretary of the corporation; he has been authorized to execute the foregoing certificate by resolution of the Board of Directors on the 18th day of September 2007, and the foregoing certificate sets forth the text of the Articles of Incorporation as amended to the date of this certificate.

Date December 6, 2007

NATURALNANO, INC.

By:    /s/ Kent A. Tapper

Kent A. Tapper, its Secretary